Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Imaging
R. Brian Hanson
Executive Vice President
Chief Financial Officer
(714) 688-7100

ALLIANCE IMAGING ANNOUNCES

PRELIMINARY THIRD QUARTER REVENUE AND ADJUSTED EBITDA

- Updates Full-year Financial Outlook -

ANAHEIM, CA—October 12, 2005–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, today announced preliminary revenue and Adjusted EBITDA for the third quarter of 2005, and updated its guidance for the 2005 full-year ending December 31, 2005.

“Greater-than-anticipated softness in scan volumes during the third quarter, the effect of Hurricanes Katrina and Rita, which have disrupted operations of several of our mobile and fixed-site facilities in the south central and southeast regions of the country, and rising fuel and transportation costs have had an impact on our business” stated Paul S. Viviano, Chairman of the Board and Chief Executive Officer of Alliance Imaging.

Mr. Viviano also commented, “While we expect diagnostic imaging scan volumes to continue to increase in the near to mid-term, the rate of increase will be constrained by the increasing prevalence of utilization review and additional patient-related cost-sharing programs.  Alliance’s business is also impacted by the difference in relative growth between total market scan volumes and overcapacity of imaging equipment in the marketplace, especially relating to medical groups adding imaging capacity within their practice setting.  These pressures, along with the continued disruption of operations caused by Hurricanes Katrina and Rita, will impact our business for the remainder of 2005 and into 2006. ”

Third Quarter 2005 Acquisition

During the third quarter, effective September 1, 2005, Alliance purchased certain assets associated with six established multi-modality fixed-sites and three recently established fixed-sites for an aggregate purchase price of $7.7 million in cash, which was financed through internally generated funds of the company.  This acquisition is expected to generate approximately $6 million in annualized revenue for Alliance.

Preliminary Third Quarter 2005 Revenue and Adjusted EBITDA

Revenues for the third quarter of 2005 are expected to total approximately $106 million, compared to the Company’s previously announced guidance range of $107 million to $110 million.

Alliance’s Adjusted EBITDA (earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense and non-cash stock-based compensation), is expected to range from $39.0 million to $39.5 million in the third quarter of 2005, below the guidance range of $41.5 million to $43.5 million.

Mr. Viviano stated, “We continue to focus on implementing our strategic initiatives to stabilize our core mobile MRI business and expand our PET and PET/CT business.  Our recent acquisition of nine imaging centers is in line with our strategy of expanding the company’s fixed-site business.”

The Company will provide further commentary on final quarterly results on its third quarter earnings call and webcast scheduled on Thursday, November 3, 2005 at 1:00 p.m. Eastern time.  Third quarter 2005 financial results are scheduled to be released after the market closes on Wednesday, November 2, 2005.

2005 Guidance

As a result of greater-than-historical softness in scan volumes during the third quarter, the continuing effects of the recent hurricanes, and rising transportation costs, the Company is revising guidance for full year 2005.  Revenue is now expected to range from $424.5 million to $428.5 million.  Adjusted EBITDA is expected to range from $156.5 million to $161.0 million; and earnings per share to range from $0.34 to $0.40 per share.  Capital expenditures are now expected to range between $70 million and $75 million.  The Company now expects to open approximately 10 to 12 new fixed-sites during 2005.  Two fixed-site openings, which were scheduled for the fourth quarter 2005, have been delayed into the first half of 2006 due to the effects of Hurricanes Katrina and Rita.

This revised 2005 full year guidance includes revenue and Adjusted EBITDA from the fixed-site center acquisitions noted above and the acquisition of PET Scans of America Corp. (“PSA”) in October 2005, which was also announced today.  Annualized revenue from the PSA acquisition is expected to contribute approximately $20 million.

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of systems deployed.  Alliance provides imaging services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 465 diagnostic imaging systems, including 352 MRI systems and 57 PET or PET/CT systems, and over 1,000 clients in 43 states at June 30, 2005.

This press release contains forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  These statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  For a complete list of risks and uncertainties, please refer to the Risk Factor section of the Company’s Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

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ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

EBITDA represents earnings before interest expense, net of interest income; income taxes; depreciation expense and amortization expense.  Adjusted EBITDA represents EBITDA adjusted for non-cash stock-based compensation and minority interest expense.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement) and leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a minimum interest coverage ratio in excess of 2.25 to 1.00 and 2.50 to 1.00 for the quarters ended September 30, 2004 and 2005, respectively, and was required to maintain a maximum leverage ratio not to exceed 4.50 to 1.00 and 4.00 to 1.00 as of September 30, 2004 and 2005, respectively.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

(in millions)	3rd Quarter 2005 Preliminary Results		2005 Full Year Guidance Range

Net income	$4.4	$5.0	$16.9	$20.3
Income tax expense	3.1	3.5	11.8	14.1
Depreciation expense; amortization expense; interest expense, net of interest income; minority interest expense; and non-cash stock-based compensation (included in selling, general and administrative)	31.5	31.0	127.8	126.6
Adjusted EBITDA	$39.0	$39.5	$156.5	$161.0